Exhibit 99.2

2022 - 2023 Outlook February 2022 CONFIDENTIAL

Circle Internet Financial | Conﬁdential | 2

P&L Summary

	$mm			Growth %		
	2021E[1]	2022F	2023F	2021E	2022F	2023F
USDC Interest Income[2]	28	438	2,188	542%	1,440%	399%
TTS	48	113	366	1,737%	138%	223%
SeedInvest	9	10	18	4%	19%	71%
Total Revenue and Interest Income	**$85**	**$562**	**$2,572**	**449%**	**563%**	**357%**
USDC Income Sharing and Transaction Costs	12	163	773	321%	1,273%	374%
TTS Costs	31	79	275	3,815%	157%	248%
Total Third Party Transaction Costs	**$43**	**$242**	**$1,048**	**1,080%**	**468%**	**333%**
Compensation	68	234	418	257%	247%	79%
General and Administrative	31	79	167	124%	154%	111%
Depreciation and Amortization	4	16	27	(12%)	309%	66%
IT Infrastructure	5	16	30	40%	200%	95%
Marketing	14	109	205	3,302%	701%	88%
Total Operating Expenses	**$122**	**$454**	**$847**	**193%**	**274%**	**87%**
% of Total Revenue and Interest Income	*143%*	*81%*	*33%*			
Operating Profit	**($79)**	**($134)**	**$677**	**na**	**na**	**na**
Stock-Based Compensation	21	62	117	483%	198%	88%
Depreciation and Amortization	4	16	27	(12%)	309%	66%
Adj. EBITDA[3]	**($54)**	**($56)**	**$820**	**na**	**na**	**na**
Adj. EBITDA margin %[4]			*46%*			

[1] Estimates subject to change as year-end is finalized
[2] USDC reserve return rates calculated using CME 30 day federal funds futures curve as of January 19, 2022 (https://www.cmegroup.com/markets/interest-rates/stirs/30-day-federal-fund.quotes.html#)
[3] Adjusted EBITDA excludes digital asset impairment and other income/expense which are non-operational
[4] Adjusted EBITDA / (Total Revenue and Interest Income less USDC Income Sharing and Transaction Costs)

Circle Internet Financial | Confidential | 3

Key Metrics 2021E 1 2022F 2023F USDC in Circulation ($bn) $42 $110 $220 Monthly Active Customers (#) 380 2,000 5,000 Total Transaction Volume ($bn) $268 $804 $1,810 Fiat Transaction Volume ($bn) $2.9 $4.5 $7.5 Total Volume Lent ($bn) $0.2 $2.5 $6.4 Growth % USDC in Circulation 951% 260% 100% Monthly Active Customers 288% 426% 150% Total Transaction Volume 3271% 198% 125% Fiat Transaction Volume 4767% 155% 67% Total Volume Lent 0% 1,648% 148% Circle Internet Financial | Conﬁdential | 4 1 Estimates subject to change as year - end is ﬁnalized USDC in Circulation - Amount of USDC in circulation at period end Monthly Active Customers - Business accounts with >$100k in transaction volume per month across all Circle products Total Transaction Volume - Total of Fiat Transaction Volume and On - Chain Transaction Volume through Circle Accounts and Circle APIs Fiat Transaction Volume - Gross value of all revenue generating ﬁat transactions from the Transaction Services business, including domestic bank transfers using ACH, credit and debit card transactions and wires Total Volume Lent - Value of loans outstanding at period end Deﬁnitions